Exhibit 99.1

FOR IMMEDIATE RELEASE

Talecris Biotherapeutics Announces First Quarter 2010 Results

- First Quarter 2010 Revenue Increases to $381.0 Million -

- Net Income Increases 35.6% to $45.3 Million -

-Reports Diluted EPS of $0.35-

Research Triangle Park, N.C. (April 28, 2010) —  Talecris Biotherapeutics Holdings Corp. (“Talecris”) (Nasdaq: TLCR) today announced its financial results for the three months ended March 31, 2010 and filed its first quarter 2010 Form 10-Q with the U.S. Securities and Exchange Commission (SEC).

First quarter 2010 net revenue increased by $9.2 million or 2.5% to $381.0 million compared to $371.8 million in the first quarter of 2009.  Higher revenues from Talecris’ principal products Gamunex®, Immune Globulin Intravenous (Human), 10% Caprylate/Chromatography Purified (IGIV), Prolastin® Alpha-1 Proteinase Inhibitor (Human) (A1PI) as well as albumin in the first quarter of 2010 were partially offset by lower contract manufacturing for Canadian Blood Services and lower sales of Koate® DVI Factor VIII (Human) compared to the first quarter of 2009.  First quarter 2010 net income increased to $45.3 million compared to $33.4 million in the first quarter of 2009, a 35.6% improvement period over period.  Diluted earnings per share were $0.35 in the first quarter of 2010 (128.2 million diluted shares outstanding) compared to diluted earnings per share of $0.36 (93.4 million diluted shares outstanding), or $0.28 on a pro forma basis, for the first quarter of 2009.

“We are pleased to see continued growth in end user demand for both Gamunex, our brand of IGIV, as well as Prolastin, our brand of alpha-1 proteinase inhibitor for the treatment of genetic emphysema, as compared to the first quarter of 2009 ,” said Lawrence D. Stern, Talecris’ chairman and chief executive officer.  “The growth of both products was attributed in part to our expanded sales and marketing efforts in the U.S. and abroad.  As a result of these efforts, we are on track to deliver our growth targets for the full year 2010.”

“The first quarter also witnessed the launch of Prolastin-C® in the United States.  Prolastin-C is a more concentrated version of our Prolastin A1PI therapy.  Our strategy is to convert all existing Prolastin patients in the U.S. to Prolastin-C which we believe we will achieve by the end of the 2010 second quarter.  Promotion started in early March, 2010 and, by the end of the quarter, we had already converted 44% of patients to the new product,” continued Mr. Stern.

	Three Months Ended
(in millions,	March 31,		Change
except per share amounts)	2010	2009	$	%
Net revenue	$381.0	$371.8	$9.2	2.5%

Gross margin	42.9%	43.7%	(80) basis points

Operating income	$79.7	$73.6	$6.1	8.3%

Operating margin	20.9%	19.8%	112 basis points

Net income	$45.3	$33.4	$11.9	35.6%

Diluted EPS	$0.35	$0.36	$(0.01)	(2.8)%
Pro forma EPS	$0.35	$0.28	$0.07	25.0%

Talecris’ Form 10-Q is available on the SEC’s website at www.sec.gov and on Talecris’ website at http://ir.talecris.com

Discussion of First Quarter Financial and Operating Results

Net revenue for the 2010 first quarter was $381.0 million compared to $371.8 million in the first quarter of 2009, an increase of $9.2 million or 2.5%.  Gamunex IGIV revenue increased $5.5 million or 2.6%, which consisted of $8.6 million in higher volumes, partially offset by $3.1 million in lower pricing.  Gamunex experienced higher volumes of $15.5 million in the U.S. and Europe, which were partially offset by lower volumes of $6.9 million in Canada due to Canadian Blood Services IGIV multi-source strategy and other international regions due to timing of shipments as well as impacts from our internal FCPA investigation.  The lower pricing is primarily attributable to higher Medicaid rebates in the U.S. as a result of the recently enacted healthcare reform legislation, which increased the size of the Medicaid rebates paid by drug manufacturers from 15.1% to 23.1%, as well as higher Medicaid utilization.  Prolastin A1PI revenues increased $7.6 million or 10.5%, which consisted of $1.2 million in higher volumes and $6.4 million in favorable pricing, including $2.0 million of favorable foreign exchange.  Albumin revenue increased by $3.3 million or 18.7%. These increases were offset primarily by reduced contract manufacturing volume for Canadian Blood Services due to the multi-source strategy and lower sales of Koate DVI Factor VIII and Hyperimmunes.

Gross profit increased to $163.6 million for the 2010 first quarter compared to $162.6 million in the first quarter 2009.  This increase was primarily due to lower unabsorbed infrastructure and start-up costs related to Talecris Plasma Resources, Inc. (TPR), which is Talecris’ plasma collection platform, and higher Gamunex IGIV and Prolastin A1PI revenue.  Unabsorbed TPR infrastructure and start-up costs declined by $12.4 million, or 86.1%, to $2.0 million for the first quarter 2010 compared to $14.4 million for the first quarter 2009.  This improvement was partially offset by $7.7 million in higher inventory impairment provisions as compared to the first quarter of 2009, which included $4.4 million in recoveries, as well as a $5.6 million increase in non-capitalizable project expenses principally related to construction of the new fractionation facility in the first quarter 2010, which contributed to gross margin of 42.9% during the first quarter of 2010 compared to 43.7% for the 2009 first quarter.

Operating expenses for the first quarter 2010 of $83.9 million represented a decrease of $5.1 million or 5.7% versus $89.0 million incurred during the prior year period.  The decrease was largely due to $4.8 million in lower selling, general and administrative expenses due to the absence of $7.9 million in expenses related to the company’s terminated merger agreement with CSL.  We also experienced lower charitable donations of $4.7 million during the three months ended March 31, 2010 as compared to the prior year period.  These decreases were partially offset by a $6.1 million increase in sales and marketing primarily due to the sales force expansion implemented in the second half of 2009.

Operating income was $79.7 million during the first quarter of 2010, which represents an 8.3% increase over the $73.6 million reported during the first quarter of 2009.  Operating margin was 20.9% in the 2010 first quarter compared to 19.8% in the 2009 fourth quarter, an increase of 112 basis points.

Net interest expense was $11.3 million in the 2010 first quarter compared to $21.3 million in the prior year period, a decrease of $10.1 million primarily due to lower debt levels.  Income tax expense during the first quarter of 2010 was $23.3 million at a 33.9% effective tax rate compared to $18.9 million for the first quarter 2009 at a 36.2% effective tax rate.

Net income was $45.3 million for the 2010 first quarter compared to $33.4 million in the first quarter of 2009, representing an increase of $11.9 million or 35.6%.

Diluted EPS for the 2010 first quarter was $0.35 compared to $0.36 (pro forma $0.28) for the 2009 first quarter. Total diluted shares outstanding were 128,183,189 for the 2010 first quarter and 93,357,568 for the 2009 first quarter.

The 2010 first quarter EBITDA was $87.9 million compared with $80.5 million in the 2009 first quarter. Adjusted EBITDA was $96.7 million in the 2010 first quarter compared to adjusted EBITDA of $98.7 million in the 2009 first quarter.

Full Year 2010 Outlook

Based on current business trends, Talecris reaffirms the full year guidance provided with the year end 2009 earnings release.  Talecris expects full year 2010 revenues to be in the range of $1.62 billion to $1.65 billion. Gross margin is anticipated to be in the range of 42.3% to 42.8% representing an increase of 110 to 160 basis points compared to full year 2009.  Operating margin is anticipated to increase in the range of 300 basis points compared to full year 2009.  Earnings per diluted share are estimated to be in the range of $1.42 to $1.50 based on a weighted average diluted share count of 130.0 million. The 2010 effective tax rate is expected to be 33.8%. Additionally, 2010 capital expenditures are estimated to be in the range of $180 million to $190 million driven primarily by new fractionation construction.

Recent Events

Talecris achieved a number of financial and commercial milestones in the first quarter of 2010 and since the conclusion of the first quarter.  These include:

•                  On April 12, 2010, Talecris announced results of a new survey showing that Gamunex is the preferred IGIV among neurologists who indicated a brand preference.  In the survey, conducted online by Harris Interactive® on behalf of Talecris, neurologists selected Gamunex over four times more often than all other available liquid IGIV therapies, with a statistically significant margin (p<0.05).

•                  In March 2010, Talecris began construction of its new fractionation facility located in Clayton, North Carolina.  The new facility, which is expected to be operational in 2015, will have the capacity to fractionate 6.0 million liters of human plasma annually.

•                  In March 2010, Talecris launched its next generation A1PI product, Prolastin-C, in the United States.  By the end of March, 44% of patients were converted to Prolastin-C from Prolastin.  The company anticipates converting all U.S. Prolastin patients to Prolastin-C by the end of the second quarter of 2010.

•                  Talecris is investigating its Direct Acting Thrombolytic (DAT) Plasmin to assess its safety and efficacy in the treatment of aPAO, a condition in which arterial blood flow to the extremities, usually the legs, is blocked by a clot. Talecris completed its Phase I clinical trial in the first quarter and is finalizing the design of its Phase II trial which will initiate in the latter half of 2010.

•                  Talecris has received approval to proceed with the proof of concept trial for plasma-derived Plasmin to treat ischemic stroke in six countries outside the U.S.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include non-GAAP financial measures including EBITDA, adjusted EBITDA and Consolidated Cash Flow.  For a description of these non-GAAP financial measures, including the reasons management uses these measures, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles, please see the section of the accompanying tables titled “Non-GAAP Financial Measures,” in Exhibit B.

Conference Call and Webcast Information

Talecris will hold a conference call on Thursday, April 29, 2010, at 8:30 a.m. (EST) to discuss the company’s results, outlook and related matters.  The conference call dial in number is 1-888-713-4205 (domestic) or 1-617-213-4862 (international), passcode number 21563385.  To ensure timely access, please dial into the call approximately 10 minutes before it is scheduled to begin.  The conference call will also be accessible as an audio webcast through the Investor Relations section of Talecris’ website, http://ir.talecris.com.

For those unable to listen to the live broadcast, a replay will be available on http://ir.talecris.com or by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), pass code number 40214869, beginning approximately two hours after the event and for up to seven days after the event.

Cautionary Statement Regarding Forward-looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, quotations from management, statements regarding strategic and operation plans, expected charges, pro forma financial information and all statements under the heading “Full Year 2010 Outlook.”  Forward-looking statements are based on current beliefs and expectations and are subject to inherent risks and uncertainties.  You are cautioned not to place undue reliance on forward-looking statements.  Although Talecris believes that the forward-looking statements contained in this press release are reasonable, there is no assurance that expectations will be fulfilled.

The following factors, among others, could cause actual results to differ materially from those expressed or implied in forward-looking statements: the impact of recently enacted U.S. healthcare reform legislation, legal proceedings or regulatory action affecting, among other things, the U.S. healthcare system, pharmaceutical pricing and reimbursement, including Medicaid and Medicare; our ability to procure adequate quantities of plasma and other materials which are acceptable for use in our manufacturing processes from our own plasma collection centers or from third-party vendors; our ability to maintain compliance with government regulations and licenses, including those related to plasma collection, production and marketing; our ability to identify growth opportunities for existing products and our ability to identify and develop new product candidates through our research and development activities; and the timing of, and our ability to, obtain and/or maintain regulatory approvals for new product candidates, the rate and degree of market acceptance, and the clinical utility of our products; unexpected shut-downs of our manufacturing and storage facilities or delays in opening new planned facilities; and other risks identified in the company’s most recent filing on Form 10-Q and other Securities and Exchange Commission filings, all of which are available on the company’s website.  Talecris undertakes no duty to update any forward-looking statement.

Exhibits

Matters Affecting Comparability (Exhibit A)

Non-GAAP Financial Measures (Exhibit B)

About Talecris Biotherapeutics: Inspiration. Dedication. Innovation.

Talecris Biotherapeutics is a global biotherapeutic and biotechnology company that discovers, develops and produces critical care treatments for people with life-threatening disorders in a variety of therapeutic areas including immunology, pulmonology, neurology, critical care, and hemostasis.

Contact:

Investor Relations

Talecris Investor Relations

Drayton Virkler, 919-316-2356

drayton.virkler@talecris.com

Or

Corporate Communications

Talecris Corporate Communications

Becky Levine, 919-316-6590

becky.levine@talecris.com

Talecris Biotherapeutics Holdings Corp.

Consolidated Income Statements

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Net revenue:
Product	$374,615	$364,863
Other	6,346	6,932
Total	380,961	371,795
Cost of goods sold	217,351	209,201
Gross profit	163,610	162,594
Operating expenses:
Selling, general, and administrative	67,620	72,422
Research and development	16,271	16,541
Total	83,891	88,963
Income from operations	79,719	73,631
Other non-operating (expense) income:
Interest expense, net	(11,263)	(21,345)
Equity in earnings of affiliate	147	89
Total	(11,116)	(21,256)
Income before income taxes	68,603	52,375

Provision for income taxes	(23,264)	(18,940)
Net income	45,339	33,435

Less dividends to preferred stockholders	—	(3,818)
Net income available to common stockholders	$45,339	$29,617

Net income per common share:

Basic	$0.37	$25.09

Diluted	$0.35	$0.36

Talecris Biotherapeutics Holdings Corp.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$80,265	$65,239
Accounts receivable, net of allowances of $3,352 and $3,461, respectively	167,808	136,978
Inventories	647,170	644,054
Deferred income taxes	88,652	88,652
Prepaid expenses and other	22,592	31,466
Total current assets	1,006,487	966,389
Property, plant, and equipment, net	276,728	267,199
Investment in affiliate	2,082	1,935
Intangible assets, net	10,880	10,880
Goodwill	172,860	172,860
Deferred income taxes	2,964	5,848
Other	18,711	19,894
Total assets	$1,490,712	$1,445,005

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$58,660	$71,046
Accrued expenses and other liabilities	174,147	170,533
Current portion of capital lease obligations	764	740
Total current liabilities	233,571	242,319

Long-term debt and capital lease obligations	605,211	605,267
Other	14,900	15,265
Total liabilities	853,682	862,851

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 400,000,000 shares authorized; 122,614,294 and 122,173,274 shares issued and outstanding, respectively	1,223	1,212
Additional paid-in capital	777,108	767,032
Accumulated deficit	(141,107)	(186,446)
Accumulated other comprehensive (loss) income, net of tax	(194)	356
Total stockholders’ equity	637,030	582,154
Total liabilities and stockholders’ equity	$1,490,712	$1,445,005

Talecris Biotherapeutics Holdings Corp.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Cash flows from operating activities:
Net income	$45,339	$33,435
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,051	6,744
Amortization of deferred loan fees and debt discount	1,055	941
Share-based compensation expense	7,227	11,062
Provision for doubtful receivables and advances	416	449
Recognition of previously deferred revenue	(52)	(56)
Amortization of deferred compensation	1,506	1,656
Equity in earnings of affiliate	(147)	(89)
Asset impairment	—	79
Loss on disposal of property, plant, and equipment	50	266
Decrease in deferred tax assets	2,884	901
Excess tax benefits from share-based payment arrangements	(4,590)	(1,437)
Changes in assets and liabilities, excluding the effects of business acquisitions
Accounts receivable	(31,252)	5,053
Inventories	(3,136)	(6,452)
Prepaid expenses and other assets	7,814	11,594
Accounts payable	(12,386)	(9,902)
Accrued expenses and other liabilities	(3,734)	(17,924)
Interest payable	11,625	(1,528)
Net cash provided by operating activities	30,670	34,792

Cash flows from investing activities:
Purchase of property, plant, and equipment	(17,690)	(8,131)
Business acquisitions, net of cash acquired	—	(7,512)
Financing arrangements with third party suppliers, net of repayments	174	(4)
Net proceeds from disposals of property, plant, and equipment	—	7
Net cash used in investing activities	(17,516)	(15,640)

Cash flows from financing activities:
Borrowings under Revolving Credit Facility	212	357,837
Repayments of borrowings under Revolving Credit Facility	(212)	(376,717)
Repayments of borrowings under term loan	—	(1,750)
Financing transaction costs	(78)	—
Repayments of capital lease obligations	(176)	(113)
Proceeds from exercises of stock options	2,937	—
Repurchases of common stock from employees	(4,917)	(3,902)
Excess tax benefits from share-based payment arrangements	4,590	1,437
Net cash provided by (used in) financing activities	2,356	(23,208)
Effect of exchange rate changes on cash and cash equivalents	(484)	(324)
Net increase (decrease) in cash and cash equivalents	15,026	(4,380)
Cash and cash equivalents at beginning of period	65,239	16,979
Cash and cash equivalents at end of period	$80,265	$12,599

Exhibit A: Matters Affecting Comparability

We believe that the comparability of our financial results between the periods presented is significantly impacted by the following items:

Financial Impact of IPO and Refinancing Transactions

As discussed in our 2009 Form 10-K, we completed our IPO and refinancing transactions during the fourth quarter of 2009, which has resulted in lower average borrowings during the three months ended March 31, 2010 as compared to the three months ended March 31, 2009, and correspondingly lower interest expense during the 2010 period.  For the three months ended March 31, 2010 and 2009, our interest expense was $12.1 million and $20.7 million, respectively.

Comparability of Outstanding Common Shares and Pro Forma Diluted Earnings Per Common Share

As discussed in our 2009 Form 10-K, we completed our IPO and refinancing transactions during the fourth quarter of 2009.  Our IPO consisted of 56,000,000 shares of our common stock of which 28,947,368 shares were newly issued and sold by Talecris and 27,052,632 shares were sold by the selling stockholder, Talecris Holdings, LLC.  We used the net primary proceeds to us of $519.7 million to repay amounts outstanding under our then existing First and Second Lien Term Loans.  In connection with our IPO, we also converted 1,000,000 shares of our Series A preferred stock and 192,310 shares of our Series B preferred stock into 85,846,320 shares of our common stock and issued 2,381,548 shares of our common stock to settle $45.3 million of accrued dividends upon the conversion of our Series A and B preferred stock.  The issuance of new common shares has resulted in a significant increase in the number of common shares used in our computation of diluted earnings per common share. The application of the net primary proceeds to us from our IPO to repay our then existing indebtedness has resulted in a significant reduction in interest expense during the three months ended March 31, 2010 as compared to the three months ended March 31, 2009.

We believe that the comparability of our financial results for the periods presented is enhanced by the following pro forma presentation of our diluted earnings per common share.  In the table below, the pro forma diluted earnings per common share computation for the three months ended March 31, 2009 reflects an adjustment to net income for reduced interest expense as if the net primary proceeds to us from our IPO of $519.7 million had been applied to repay our debt at the beginning of 2009, net of interest rate differences from our 7.75% Senior Unsecured Notes issuance. The pro forma adjustment to the denominator reflects the impacts for the issuance of common shares to convert preferred stock, settle accrued dividends on the preferred stock, and complete the IPO as if these events occurred at the beginning of 2009.

	Three Months Ended March 31,
	2010	2009	2009
	Actual	Actual	Pro forma

Net income	$45,339	$33,435	$33,435
Interest expense reduction due to debt repayment	—	—	1,923
Numerator	$45,339	$33,435	$35,358

Weighted average common shares outstanding	121,638,867	1,180,584	1,180,584
Adjustments:
Stock options and restricted shares	6,544,322	6,330,664	6,330,664
Series A preferred stock	—	72,000,000	72,000,000
Series B preferred stock	—	13,846,320	13,846,320
Shares issued for preferred stock dividend	—	—	2,381,548
Newly issued shares for IPO	—	—	28,947,368
Dilutive potential common shares	128,183,189	93,357,568	124,686,484

Diluted net income per common share	$0.35	$0.36	$0.28

Exhibit B: Non-GAAP Financial Measures

We believe that a meaningful analysis of our historical operating performance is enhanced by the use of adjusted EBITDA, as defined in our Revolving Credit Facility, and Consolidated Cash Flow, as defined in our 7.75% Senior Unsecured Notes.

Both adjusted EBITDA and Consolidated Cash Flow are financial measures that are not defined by accounting principles generally accepted in the U.S. (U.S. GAAP).  A non-GAAP financial measure is a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in a comparable measure calculated and presented in accordance with U.S. GAAP in the statement of operations, such as net income, or the statement of cash flows, such as operating cash flow, or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measures so calculated and presented.  The non-GAAP measures that we use should not be considered a substitute for any performance measure determined in accordance with U.S. GAAP.  We do not rely solely on these non-GAAP financial measures and also consider our U.S. GAAP results.  Because the non-GAAP financial measures that we use are not calculated in the same manner by all companies, they may not be comparable to similarly titled measures used by other companies.  To properly and prudently evaluate our business, we encourage you to also review our U.S. GAAP unaudited interim consolidated financial statements included elsewhere in this press release, and not to rely on any single financial measure to evaluate our business. Adjusted EBITDA has material limitations as an analytical tool and you should not consider this measure in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP.  Additional information regarding our use of adjusted EBITDA is included in our Form 10-Q filed with the SEC on April 28, 2010, which is available on the SEC’s website at www.sec.gov and our website at http://ir.talecris.com.

In addition to the adjustments we make in computing adjusted EBITDA and Consolidated Cash Flow, we also consider the impact of other items when evaluating our operating performance.  Certain of these items, which impact the comparability of our historical financial results, are included in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Matters Affecting Comparability”, in our form 10-Q.

In the following table, we have presented a reconciliation of EBITDA and Consolidated Cash Flow to the most comparable U.S. GAAP measure, net income:

	Three Months Ended
	March 31,
	2010	2009
Net income	$45,339	$33,435
Interest expense, net (a)	11,263	21,345
Income tax provision (b)	23,264	18,940
Depreciation and amortization (c)	8,051	6,744
EBITDA	87,917	80,464
Management fees (d)	—	1,859
Non-cash share-based compensation expense (e)	7,227	11,062
Special recognition bonus expense (f)	1,614	1,798
Equity in earnings of affiliate (g)	(147)	(89)
Retention bonus awards (h)	—	3,717
Other (i)	47	(119)
Adjusted EBITDA/Consolidated Cash Flow as defined (j)	$96,658	$98,692

(a)          Represents interest expense associated with our debt structure.  During the three months ended March 31, 2010, our debt structure consisted of our $600.0 million 7.75% Senior Unsecured Notes and $325.0 million Revolving Credit Facility.  During the three months ended March 31, 2009, our debt structure consisted of facilities totaling $1.355 billion, including our $700.0 million First Lien Term Loan, $330.0 million Second Lien Term Loan, and $325.0 million Revolving Credit Facility, as well as our interest rate cap and swap contracts.

(b)         Represents our income tax provision as presented in our unaudited interim consolidated income statements.

(c)          Represents depreciation and amortization expense associated with our property, plant, and equipment, and all other intangible assets.

(d)         Represents the advisory fees paid to Talecris Holdings, LLC, under the Management Agreement, as amended.  This agreement was terminated in connection with our IPO.

(e)          Represents our non-cash share-based compensation expense associated with stock options, restricted stock, RSU’s, and performance share units.

(f)            Represents compensation expense associated with special recognition bonus awards granted to certain of our employees and senior executives to reward their past performance.  We made the final payments under the special recognition bonus awards during March 2010.  We do not anticipate granting similar awards in the future.

(g)         Represents non-operating income associated with our investment in Centric, which we believe are not part of our core operations.

(h)         Represents merger related retention expense, including fringe benefits, related to our terminated merger agreement with CSL.  All retention amounts were paid during 2009.

(i)             For the three months ended March 31, 2010, the amount primarily represents losses on disposals of equipment.  For the three months ended March 31, 2009, the amount includes long-lived asset impairment charges of $0.1 million and losses on disposals of equipment of $0.3 million, offset by inventory recoveries of $0.5 million.

(j)             The computation of Consolidated Cash Flow is not applicable prior to the issuance of the 7.75% Senior Unsecured Notes.

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